EXHIBIT 23.2

CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 14, 2002, except as to Paragraph 2 of Note 8 which is as of January 31, 2002, relating to the financial statements of diaDexus, Inc., which appears in Incyte Genomics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/    PricewaterhouseCoopers LLP

San Jose, California
June 20, 2002